     Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS FOURTH QUARTER NET INCOME OF $708 MILLION
OR $2.25 PER DILUTED SHARE

Fourth Quarter Results
	2019	2018	YOY Change
Total loans, end of period (in billions)	$95.9	$90.5	6%
Total revenue net of interest expense (in millions)	$2,944	$2,807	5%
Total net charge-off rate	3.19%	3.08%	11 bps
Net income (in millions)	$708	$687	3%
Diluted EPS	$2.25	$2.03	11%

Riverwoods, IL, January 23, 2020 - Discover Financial Services (NYSE: DFS) today reported net income of $708 million or $2.25 per diluted share for the fourth quarter of 2019, as compared to $687 million or $2.03 per diluted share for the fourth quarter of 2018. The company’s return on equity for the fourth quarter of 2019 was 24%.

“Our differentiated business model, product set and intense focus on execution enable us to continue delivering industry-leading returns,” said Roger Hochschild, CEO and President of Discover. “We are making carefully targeted investments in marketing, analytics and technology that contributed to our strong returns in 2019 and provide a solid platform for another year of profitable growth in 2020.”

Segment Results:

Direct Banking

Direct Banking pretax income of $883 million increased by $9 million from the prior year driven by higher net interest income, partially offset by an increase in the provision for loan losses and higher operating expenses.

Total loans ended the quarter at $95.9 billion, up 6% compared to the prior year. Credit card loans ended the quarter at $77.2 billion, up 6% from the prior year. Personal loans increased $233 million, or 3%, from the prior year. Private student loans increased $288 million, or 3%, year-over-year. The organic student loan portfolio, which excludes purchased loans, increased $674 million, or 9% from the prior year.

Net interest income increased $123 million, or 5%, from the prior year, driven by loan growth which was slightly offset by net interest margin compression. Net interest margin was 10.29%, down 6 basis points versus the prior year. Card yield was 13.08%, a decrease of 12 basis points from the prior year primarily driven by prime rate decreases and higher interest charge-offs partially offset by favorable portfolio mix. Interest expense as a percent of total loans decreased 11 basis points from the prior year, primarily as a result of lower market rates.

The 30+ day delinquency rate for credit card loans was 2.62%, up 19 basis points from the prior year and up 12 basis points from the prior quarter. The credit card net charge-off rate was 3.41%, up 18 basis points from the prior year and up 9 basis points from the prior quarter. The student loan net charge-off rate, excluding PCI loans, was 1.18%, up 13 basis points from the prior year and up 49 basis points from the prior quarter. The personal loans net charge-off rate of 4.26% was down 23 basis points from the prior year and up 27 basis points from the prior quarter. The overall net charge-off rate was higher primarily due to the seasoning of recent years' loan growth and to a lesser extent supply-driven credit normalization.

Provision for loan losses of $838 million increased $38 million from the prior year as the impact of higher net charge-offs was partially offset by a lower reserve build. The reserve build for the fourth quarter of 2019 was $87 million, compared to a reserve build of $120 million in the fourth quarter of 2018.

Total operating expenses were up $75 million from the prior year primarily as a result of increases in employee compensation, professional fees and information processing. Employee compensation increased as a result of higher average salaries and benefits. Professional fees increased primarily in connection with achieving a higher level of recoveries. The increase in information processing was due to continued investment in infrastructure and analytic capabilities.

Payment Services

Payment Services pretax income was $41 million in the quarter, up $18 million from the prior year, due to higher revenue driven by strong volume growth from PULSE and Network Partners businesses.

Payment Services volume was $66.0 billion, up 9% versus the prior year. PULSE dollar volume was up 6% year-over-year, which reflects the impact of solid growth from existing issuers and acquirers, as well as new issuing and acquiring relationships. Network Partners volume increased by 52% from the prior year driven by AribaPay.

Share Repurchases

During the fourth quarter of 2019, the company repurchased approximately 4.9 million shares of common stock for $401 million. Shares of common stock outstanding declined by 1.5% from the prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its fourth quarter results on Thursday, January 23, 2020, at 4:00 p.m. Central time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home equity loans, checking and savings accounts and certificates of deposit through its direct banking business. It operates the Discover Global Network, comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts:

Investors:
Craig Streem, 224-405-5923
craigstreem@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to tax reform, financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its non-card products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to remain organizationally effective; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2018, and “Management's Discussion & Analysis of Financial Condition and Results
of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).